Ever-Glory Reports Third Fiscal Quarter 2008 Financial Results
--3Q08 Total Net Sales Increased 63.7% to $31.9 Million--
--3Q08 Gross Profit Increased 49.4% to $4.6 Million—
--Company Reiterates Comfort with FY08 Financial Forecast—

Nanjing, China, November 7, 2008 - Ever-Glory International Group, Inc. (the “Company,” “Ever-Glory”) (Amex: EVK), a leading apparel manufacturer and supplier in the China, today reported its financial results for the third quarter ending September 30, 2008.

Third Quarter 2008 Results

Third quarter total net sales increased 63.7% to $31.9 million compared to $19.5 million in the third quarter of 2007. This increase was primarily driven by a rise in sales to customers in Europe, the U.S, Japan, and China.

The Company experienced increased orders from customers in Hong Kong, higher demand from several of its largest customers in Europe, improving success with its premium brands in Japan, and the ramp up of orders from a new customer in the U.S. Among the Company’s key geographic regions, in the third quarter of 2008 European sales increased 38.0% to $14.9 million from $10.8 million, sales from Japan increased 133.8% to $6.9 million from $3.0 million, U.S. sales increased 50.2% to $6.1 million from $4.0 million and sales from China increased 73.6% to $2.9 million from $1.7 million, as compared to the third quarter of 2007. Retail sales from LA GO GO, the Company’s branded retail division that launched in early 2008, contributed $1.0 million, or 3.3% of total net sales, up from 1% in the second quarter of 2008.

Mr. Edward Yihua Kang, Chairman and Chief Executive Officer, said “Our third quarter performance reflected the notable progress we are making in both our wholesale and retail apparel operations. In our wholesale business, we remain focused on mid-to-high end apparel casual wear, outer wear and sportswear production. Sales for the third quarter increased in all of our key geographic areas as we enjoyed new orders from both new and existing customers. Our wholesale business remains dedicated to delivering quality products while remaining ahead of the competition in product development and overall innovation. We are also very pleased with our retail strategy and the roll out of our LA GO GO stores. We opened 11 new stores during the quarter for a total of 55 stores as of September 30, 2008. We believe that LA GO GO will become more meaningful to our revenue and margin performance in the coming quarters.”

In the third quarter of 2008, gross profits increased 49.4% to $4.6 million from $3.1 million for the third quarter of 2007. Gross margin declined 140 basis points to 14.4% for the quarter, compared to 15.8% in the same period last year. Gross margin declined in the third quarter primarily due to higher labor costs attributable to the change in China’s labor laws. These higher costs offset gains from cost reduction initiatives, including a consolidation of the company’s purchasing operations aimed at controlling raw material costs.

Income from operations increased 16.9% to $2.4 million from $2.1 million in the third quarter of 2007. Third quarter 2008 selling and general and administrative expenses increased to $2.2 million, or 6.9% of sales, compared to $1.0 million, or 5.2% of sales in the prior year period. This increase was primarily due to higher export expenses, elevated marketing expenses associated with both the international sales force and the promotion of LA GO GO, and increased payroll expense as Ever-Glory hired additional management related to the overall plans to grow the business.

Interest expense increased to $1.5 million in the third quarter of 2008 from $680,644 in the third quarter of 2007. The increase in interest expense is related to a $1.35 million amortization expense recorded in the 2008 third quarter, due to the one-time conversion of convertible notes issued in August 2007.

Net income for the quarter was $647 thousand compared to $1.3 million in the same period of 2007. For the third quarter 2008, the Company reported GAAP earnings per diluted share of $0.05 compared to $0.16 in the third quarter 2007. GAAP results for the third quarter of 2008 include approximately $1.4 million, or $0.11 per diluted share, of non-cash expense related to the unamortized issuance costs and discounts on convertible notes. Excluding this non-cash expense in the third quarter of 2008, diluted earnings per share was $0.16, compared to $0.16 per diluted share in the third quarter 2007 (see "About Non-GAAP Financial Measures" toward the end of this release).

The following table summarizes our results of operations for the three months ended September 30, 2008 and 2007. The table and the discussion below should be read in conjunction with the unaudited financial statements and the notes thereto in the Company’s quarterly report on Form 10-Q for the third quarter of 2008.

	Three Months Ended September 30,
	2008		2007		Increase	% Increase
Sales	$31,885,576	100.0%	$19,477,793	100.0%	$12,407,783	63.7%
Cost of Sales	$27,295,205	85.6%	$16,404,695	84.2%	$10,890,510	66.4%
Gross Profit	$4,590,371	14.4%	$3,073,098	15.8%	$1,517,273	49.4%
Operating Expense	$2,190,346	6.9%	$1,020,400	5.2%	$1,169,946	114.7%
Income From Operations	$2,400,025	7.5%	$2,052,698	10.5%	$347,327	16.9%
Other Expenses	$-1,484,307	-4.7%	$-658,753	-3.4%	$-825,554	125.3%
Income before income tax expenses	$915,718	2.9%	$1,393,945	7.2%	$-478,227	-34.3%
Income tax expenses	$273,203	0.9%	$72,880	0.4%	$200,323	274.9%
Minority interest	$-4,666	0.0%	-	-	$-4,666	-
Net Income	$647,181	2.0%	$1,321,065	6.8%	$-673,884	-51.0%

Balance Sheet and Cash Flow

As of September 30, 2008, the Company had $882,548 of cash, compared to $1.6 million at June 30, 2008. Ever-Glory had working capital of approximately $13.1 million at September 30, 2008. The Company had outstanding bank loans of $5.8 million as of September 30, 2008.

LA GO GO Retail Store Development

As of September 30, Ever-Glory has opened 55 new retail LA GO GO stores in 2008, 11 of which opened in the third quarter of 2008. This was slightly less than prior quarters due to interruptions in new store openings associated with the summer Olympics. However, as of October 31st, the Company has opened 68 stores throughout China, with a target of 80 to 100LA GO GO retail stores by year-end 2008. During the third quarter, LA GO GO sales grew to 3.3% of total sales, and are expected to grow to 4 to 5% of total sales in the fourth quarter of 2008.

Business Outlook

For the 2008 fiscal year, the Company reiterates its total net sales expectations of approximately $90 to $100 million and net income of approximately $8 to $9 million, which excludes the impact of non-cash charges related to the conversion of its convertible notes and warrants.

Mr. Kang continued, “We are dedicated to growing our revenues, maximizing our profit and maintaining strict expense controls during these challenging times. As we finish 2008 and enter 2009, our plan is to maintain our advantage as a leading global sourcing suppler with a focus on expert design, swift production cycles, and lower manufacturing costs; expand our sourcing network and portfolio of leading sportswear, casual wear and outwear brands; increase our product offering to the mid-to-upper end market customer which can generate higher average selling prices for our garments; continue our retail expansion strategy and build LA GO GO into a major Chinese mid-end mass market ladies' wear brand.

In spite of the challenging economic market environment, we see steady demand for our wholesale and retail garment products. We have a solid understanding of apparel production as well as the financial ability to continue to expand our business. We look forward to continued growth in our business as we carry out our strategy of becoming a ‘one-stop-service’ global supply chain manager for major apparel brands and continue our expansion into China’s retail apparel market.” concluded Mr. Kang.

About Non-GAAP Financial Measures

This press release contains non-GAAP financial measures for earnings that exclude the unamortized issuance costs and discounts on convertible notes issued by the Company. Ever-Glory believes that these non-GAAP financial measures are useful to investors because they exclude non-cash charges that Ever-Glory’s management excludes when it internally evaluates the performance of Ever-Glory’s business and makes operating decisions, including internal budgeting, and performance measurement, because these measures provide a consistent method of comparison to historical periods. Moreover, management believes these non-GAAP measures reflect the essential operating activities of Ever-Glory. Accordingly, management excludes the expense arising from the unamortized issuance costs and discounts on convertible notes when making operational decisions. Ever-Glory believes that providing the non-GAAP measures that management uses to its investors is useful to investors for a number of reasons. The non-GAAP measures provide a consistent basis for investors to understand Ever-Glory’s financial performance in comparison to historical periods. In addition, it allows investors to evaluate Ever-Glory’s performance using the same methodology and information as that used by Ever-Glory's management. Non-GAAP measures are subject to inherent limitations because they do not include all of the expenses included under GAAP and because they involve the exercise of judgment of which charges are excluded from the non- GAAP financial measure. However, Ever-Glory's management compensates for these limitations by providing the relevant disclosure of the items excluded.

The following table provides the non-GAAP financial measure and the related GAAP measure and provides a reconciliation of the non-GAAP measure to the equivalent GAAP measure.

Adjusted Net Income (Unaudited)

	3Q08	3Q07
GAAP Net Income	$647,181	$1,321,065
GAAP Diluted EPS	$0.05	$0.16

Addition:
Non-Cash Expense for Convertible Notes:	$1,350,172
Diluted EPS:	$0.11

Non GAAP Net Income:	$1,997,353
Non GAAP Diluted EPS:	$0.16

Shares used in computing
net income per diluted share:	12.0 million	12.0 million

Conference Call

Ever-Glory will be holding a conference call today at 8:30 a.m. ET, which will be hosted by Edward Kang, Chairman, President, and CEO, Yan Guo, Chief Financial Officer, and Angel Zhang, Vice President of Finance. To participate in the call, please dial #1-719-325-4902. The conference call will also be broadcast live over the Internet and can be accessed at www.viavid.net and at the Company’s web site at: http://www.everglorygroup.com.

A replay of the call will be available from November 7, 2008 through November 14, 2008 by calling #1-719-457-0820; pin number: 4144283. A webcast of the call will also be available at www.viavid.net and at the Company’s web site: http://www.everglorygroup.com.

About Ever-Glory International Group, Inc.

Based in Nanjing, China, Ever-Glory International Group, Inc. is a leading apparel manufacturer and supplier in China. Ever-Glory is the first Chinese apparel company listed on the American Stock Exchange, and has a focus on middle-to-high grade casual wear, outerwear, and sportswear brands. The Company maintains global strategic partnerships in Europe, the United States, Japan and China, conducting business with several well-known brands and retail chain stores. In addition, Ever-Glory operates its own domestic chain of retail stores known as “LA GO GO.”

Safe Harbor Statement

Certain statements in this release and other written or oral statements made by or on behalf of the Company are “forward looking statements” within the meaning of the federal securities laws. Statements regarding future events and developments and our future performance, as well as management's expectations, beliefs, plans, estimates or projections relating to the future are forward-looking statements within the meaning of these laws. The forward looking statements are subject to a number of risks and uncertainties including market acceptance of the Company’s services and projects and the Company’s continued access to capital and other risks and uncertainties. The actual results the Company achieves may differ materially from those contemplated by any forward-looking statements due to such risks and uncertainties. These statements are based on our current expectations and speak only as of the date of such statements.

Contact Information

Company Contact
Ever-Glory International Group, Inc.
In the U.S.:
Angel Zhang
Tel: +1-646-385-5222

In Asia:
Yan Guo
Tel: +86-25-5209-6222

Investor Relations:
ICR, Inc.
In the U.S.:
Abbie Gellman
Tel: +1-203-682-8200

In Asia:
Bill Zima & Annie Chen
Tel: +86-10-8523-3087